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FOR FURTHER INFORMATION:

Contact:  Mr. Frank Denny, CEO & President
SHOPPING.COM
2101 E. Coast Highway
Garden Level
Corona del Mar, CA  92625
(949) 640-4374
www.shopping.com
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FOR IMMEDIATE RELEASE

     SHOPPING.COM ENTERS MERGER AGREEMENT WITH COMPAQ COMPUTER CORPORATION

Corona del Mar, CA, January 11, 1999 -- Frank W. Denny, CEO and President of Shopping.com (OTCBB: IBUY) today announced that the company's Board of Directors has approved a tender offer for $19.00 per share to be accepted and approved by its shareholders in a merger agreement with Compaq Computer Corporation (NYSE;
CPQ).

"In my opinion the value that has been created at Shopping.com for the benefit of its shareholders after only roughly one year of becoming a public company made the offer by Compaq attractive to the Company," Denny said.

The anticipated traffic from Alta Vista and Compaq Internet PCS will enable Shopping.com to grow faster and more efficiently than stand alone e-commerce companies. In turn, the increased knowledge gained from users' online purchasing interests will allow Alta Vista to better organize content and information for its users.

ABOUT SHOPPING.COM

Shopping.com was founded with the mission to be the dominant low-price leader on the Internet, selling brand-name consumer products every day. Shopping.com is an online retailer offering more than 2 million item selections of top brand-name consumer products organized by category. Shopping.com targets both the consumer and commercial markets utilizing state-of-the-art proprietary systems technology. Shopping.com competes with other Internet retailers such a CDnow

CDNW, at cdnow.com, for music; Amazon AMZN, at amazon.com, Barnes and Noble BKS,
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at barnesandnoble.com and Books-A-Million, Inc. BAMM, at booksamillion.com, for
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books; Cyberian Outpost, Inc. COOL, at outpost.com and CompUSA, Inc. CPU, at
                              ----                                   ---
compusa.com, for computers; and Staples, Inc. SPLS, at staples.com, for office
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products; along with the AOL and Yahoo shopping sites.

Shopping.com offers millions of brand-name products to the Internet shopper, ranging from computers, books, office products, CDS, pet supplies, housewares and more. Shopping.com provides everyday low prices and fast delivery using direct vendor shipping, secure online payment protection and customer-friendly check-out services to ensure a user-friendly Web shopping experience for the Internet shopper. Visit Shopping.com's Web site at www.shopping.com or www.IBUYstores.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press releases (as well as information included in oral statements or other written statements made or to be made by Shopping.com contains statements that are forward-looking, such as statements relating to consummation of the transaction, anticipated future revenues of the companies and success of current product offerings. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such result may differ materially from those expressed in any forward-looking statements made by or on behalf of Shopping.com. For a description of additional risks and uncertainties, please refer to Shopping.com's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.